QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

March 16, 2004

Beazer Homes USA, Inc.
1000 Abernathy Road, Suite 1200
Atlanta, Georgia 30328

    Re:
    Beazer Homes USA, Inc.
    Registration Statement on Form S-4

Ladies and Gentlemen:

        This opinion is delivered in our capacity as counsel to Beazer Homes USA, Inc., a Delaware corporation ("Beazer Homes"), and to the subsidiaries of Beazer Homes named on Schedule I hereto (each, a "Guarantor" and collectively, the "Guarantors"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Beazer Homes and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the issuance by Beazer Homes of up to $200,000,000 aggregate principal amount of its 6 1/2% Senior Notes due 2013 (the "New Notes") and the issuance by the Guarantors of guarantees (the "Guarantees") with respect to the New Notes.

        The New Notes and the Guarantees will be issued under an indenture, dated as of April 17, 2002, and a second supplemental indenture, dated as of November 13, 2003 (as so supplemented, the "Indenture") among Beazer Homes, the Guarantors and U.S. Bank National Association, as trustee (the "Trustee"). The New Notes will be offered by the Company in exchange for $200,000,000 aggregate principal amount of its outstanding 6 1/2% Senior Notes due 2013.

        In connection with this opinion, we have examined copies or originals of such documents, resolutions, certificates and instruments of Beazer Homes and the Guarantors as we have deemed necessary to form a basis for the opinions hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee. With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of Beazer Homes and the Guarantors.

        Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof:

        1.     When the New Notes have been duly authenticated by U.S. Bank National Association, in its capacity as Trustee, and duly executed and delivered on behalf of Beazer Homes as contemplated by the Registration Statement, the New Notes will be legally issued and will constitute binding obligations of Beazer Homes enforceable against Beazer Homes in accordance with their terms.

        2.     When (a) the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly endorsed on the New Notes, the Guarantees will constitute binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

        Our opinions set forth above are subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith and reasonableness in the interpretation and enforcement of contracts, and the application of such principles to limit the availability of equitable remedies such as specific performance.

        We are members of the Bar of the States of New York and Georgia, and accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning the laws of any jurisdiction other than laws of the States of New York and Georgia and the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act. For opinions concerning the laws of any other jurisdiction we have relied on opinions of other counsel qualified to practice in such jurisdictions.

        We hereby consent to being named as counsel to Beazer Homes and the Guarantors in the Registration Statement, to the references therein to our Firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

                      Very truly yours,
                      /s/ Paul, Hastings, Janofsky & Walker LLP

SCHEDULE I

April Corporation
Beazer Allied Companies Holdings, Inc.
Beazer Clarksburg, LLC
Beazer Homes Corp.
Beazer Homes Holdings Corp.
Beazer Homes Investment Corp.
Beazer Homes Sales Arizona Inc.
Beazer Homes Texas Holdings, Inc.
Beazer Homes Texas, L.P.
Beazer Mortgage Corporation
Beazer Realty Corp.
Beazer SPE, LLC
Beazer Realty, Inc.
Beazer Realty, Inc. (formerly Merit Realty, Inc.)
Beazer/Squires Realty, Inc.
Crossmann Communities of North Carolina, Inc.
Crossmann Communities of Ohio, Inc.
Crossmann Communities of Tennessee, LLC
Crossmann Communities Partnership
Crossmann Investments, Inc.
Crossmann Management, Inc.
Crossmann Mortgage Corp.
Cutter Homes, Ltd.
Deluxe Homes of Lafayette, Inc.
Deluxe Homes of Ohio, Inc.
Homebuilders Title Services, Inc.
Homebuilders Title Services of Virginia, Inc.
Paragon Title, LLC
Pinehurst Builders LLC
Texas Lone Star Title, L.P.
Trinity Homes LLC

QuickLinks

SCHEDULE I